Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Application for Approval of Conversion on Form AC of Century Commercial Bancorp filed with the Office of Thrift Supervision and in the Registration Statement on Form S-1, of Century Commercial Bancorp, Inc. filed with the Securities and Exchange Commission, of our report dated February 28, 2007 on the financial statements of Liberty Bank, N.A. appearing in the prospectus which is part of that Application and Registration Statement.

We also consent to the reference to our firm under the headings “Experts” in the Registration Statement on Form S-1 and Form AC.

Cleveland, Ohio

February 5, 2008